Exhibit 4.01

FIRST AMENDMENT TO RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of May 6, 2019, by and between Huttig Building Products, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent previously entered into a Rights Agreement, dated as of May 18, 2016 (as amended, the “Agreement”) (capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, Section 28 of the Agreement provides, among other things, that prior to such time as any Person becomes an Acquiring Person, the Company and the Rights Agent may from time to time supplement or amend the Agreement in any respect without the approval of any holders of certificates representing Common Shares;

WHEREAS, no Person has become an Acquiring Person on or prior to the date hereof;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein; and

WHEREAS, the Board has authorized and approved this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this Amendment:

1.       Section 1 of the Agreement is hereby amended as follows:

(a)       Clause (k) shall be removed and replaced with the following:

““Expiration Date” means the earliest of (i) the Final Expiration Date; (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”); (iii) the time at which the Rights are exchanged as provided in Section 24 hereof; (iv) the repeal of Section 382 of the Code if the Board determines that this Agreement is no longer necessary for the preservation of the Tax Benefits; and (v) the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward.”

(b)       Clause (l) shall be removed and replaced with the following:

““Final Expiration Date” shall mean the close of business on May 18, 2022.”

2.       Section 7 of the Agreement is hereby amended as follows:

(a)       Clause (b) shall be removed and replaced with the following:

“The Purchase Price for each one one-hundredth of a Preferred Share pursuant to the exercise of a Right shall initially be $13.39, shall be subject to adjustment from time to time as provided in Section 11 hereof and shall be payable in lawful money of the United States of America or in Common Shares in accordance with paragraph (c) below.”

3.       Section 25(a) of the Agreement is hereby amended by replacing the phrase “ten Business Days” with the phrase “20 Business Days”.

4.       Exhibit B to the Agreement is hereby amended as follows:

(a)       The reference to “May 18, 2019” on page B-1 shall be removed and replaced with “May 18, 2022”.

5.       Exhibit C to the Agreement is hereby amended as follows:

(a)       The paragraph of Exhibit C labeled “Expiration” shall be removed and replaced with the following:

“Expiration. The Rights will expire on the earliest of (i) May 18, 2022, (ii) the time at which the Rights are redeemed as described below, (iii) the time at which the Rights are exchanged as described below, (iv) the repeal of Section 382 of the Internal Revenue Code if the Board determines that the Rights Agreement is no longer necessary for the preservation of the Company’s NOLs, and (v) the beginning of a taxable year of the Company to which the Board determines that no NOLs may be carried forward.”

(b)       The paragraph of Exhibit C labeled “Exercise Price” shall be removed and replaced with the following:

“Exercise Price. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (“Preferred Shares”), of the Company at a price of $13.39 per one one-hundredth of a Preferred Share, subject to adjustment as provided in the Rights Agreement (the “Purchase Price”).”

6.       This Amendment is effective as of the date first set forth above.

7.       This Amendment may be executed in any number of counterparts; each such counterpart shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

8.       The undersigned representative of the Company hereby certifies in such capacity to the Rights Agent that he is the duly elected and qualified Vice President and Chief Financial Officer of the Company and that this Amendment is in compliance with the terms of Section 28 of the Agreement.

9.       Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

HUTTIG BUILDING PRODUCTS, INC.

By: /s/ Philip W. Keipp

Name: Philip W. Keipp

Title: Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Patrick Hayes

Name: Patrick Hayes

Title: Vice President & Manager